UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 19, 2018
ALIMERA SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34703	20-0028718
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6120 Windward Parkway Suite 290 Alpharetta, Georgia		30005
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (678) 990-5740

Not Applicable
(Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On June 21, 2018, Alimera Sciences, Inc. (the “Company”) issued a press release announcing that, based upon the recommendation of the Nominating and Corporate Governance Committee of the Company’s Board of Directors (the “Board”), on June 19, 2018 the Board appointed Mary T. Szela to the Board as a Class II Director, with a term expiring at the Company’s 2021 annual meeting of stockholders. Ms. Szela filled the vacancy on the Board created by the retirement of Glen Bradley, Ph.D. at the Company’s annual meeting of stockholders held on June 19, 2018. Ms. Szela was also appointed to serve on the Company’s audit committee.

Ms. Szela is currently the Chief Executive Officer and President of Surefire Medical Inc., which develops infusion technologies for cancer care. Ms. Szela brings extensive medical management and leadership experience to Alimera’s Board. With nearly 30 years of experience in both the commercial and clinical arenas, Ms. Szela has built billion-dollar businesses, turned around faltering businesses, ignited growth in stagnant businesses, and devised innovative, differentiated product strategies. Before joining Surefire Medical as its CEO and President, Ms. Szela served as CEO of Novelion Therapeutics, a rare disease company, where she orchestrated the merger of Aegerion Pharmaceuticals and QLT Therapeutics. Prior to Novelion, she was CEO of Melinta Therapeutics. Ms. Szela held ascending management positions at Abbott Laboratories, including President of the company’s $8 billion U.S. pharmaceutical business.

In addition to Alimera’s board, Ms. Szela currently serves as a member of the Board of Directors for Surefire Medical, Inc., Coherus Biosciences and Macrolide Pharmaceuticals. She earned an M.B.A. and a B.S. in nursing, both from the University of Illinois.

In connection with her election to the Board, pursuant to the Company’s outside director compensation program, Ms. Szela was granted an option to purchase 40,000 shares of the Company’s common stock at an exercise price of $0.86, the closing price per share of the common stock on June 19, 2018, the date on which she joined the Board. The option will vest and become exercisable in 12 equal monthly installments over 12 months starting one month after the grant date, providing Ms. Szela provides continuous service to the Company through the applicable vesting date, except that in the event of a change of control of the Company or if Ms. Szela’s service terminates due to her death, the option will accelerate and become immediately exercisable. Also pursuant to the Company’s outside director compensation program, Ms. Szela will also receive a $45,000 annual retainer for her service on the Board and the audit committee. In addition, beginning in 2019, she will be eligible to receive, upon the conclusion of each annual meeting of stockholders, an option to purchase an additional 40,000 shares of the Company’s common stock. The outside director compensation program is described in further detail in the Company’s Proxy Statement for the 2018 annual meeting of stockholders, which the Company filed with the SEC on April 30, 2018.

Ms. Szela and the Company will also enter into an indemnification agreement requiring the Company to indemnify her to the fullest extent permitted under Delaware law with respect to her service as a director. The indemnification agreement will be in the form the Company has entered into with its other directors and executive officers. This form is filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (SEC File No. 333-162782), as filed with the SEC on October 30, 2009.

Item 9.01.    Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description
99.1	Press Release dated June 21, 2018.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALIMERA SCIENCES, INC.

Dated: June 21, 2018	By:	/s/ C. DANIEL MYERS
	Name:	C. Daniel Myers
	Title:	Chief Executive Officer